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                                                                EXHIBIT 11.1

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

          STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                 (UNAUDITED)



                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                                                         1997         1996
                                                        ------       ------

Weighted average common shares outstanding for the
  period . . . . . . . . . . . . . . . . . . . . . .    16,181       10,470
Common equivalent shares assuming conversion of
  stock options and warrants under the treasury
  stock method . . . . . . . . . . . . . . . . . . .         -        2,098
Common equivalent shares pursuant to Staff
  Accounting Bulletin No. 83 . . . . . . . . . . . .         -        2,295
                                                       -------      -------

Shares used in per share calculations  . . . . . . .    16,181       14,863
                                                       -------      -------
                                                       -------      -------


Net income (loss)  . . . . . . . . . . . . . . . . .   $(3,857)     $    76
                                                       -------      -------
                                                       -------      -------

Net income (loss) per share  . . . . . . . . . . . .   $ (0.24)     $  0.01
                                                       -------      -------
                                                       -------      -------





All share numbers reflect the Company's three-for-one stock split.

There is no difference between primary and fully diluted earnings per share for each period presented.


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